Exhibit 2.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	:	Chapter 11
:
NII HOLDINGS, INC. and	:	Case No. 02-11505 (MFW)
NII HOLDINGS (DELAWARE), INC.,	:
	:	Jointly Administered
Debtors.	:	Re: Docket No. 207

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING
REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION OF
NII HOLDINGS, INC. AND NII HOLDINGS (DELAWARE), INC.

           Upon the Revised Third Amended Joint Plan of Reorganization of NII Holdings, Inc. and NII Holdings (Delaware), Inc. (Docket No. 207), dated July 31, 2002, as may be amended and/or modified at or in connection with the hearing on confirmation thereof (the “Confirmation Hearing”) or pursuant to the terms of this Order (the “Plan”), which is (i) a further modified version of that certain Joint Plan of Reorganization for NII Holdings, Inc. and NII Holdings (Delaware), Inc. (Docket No. 81), which was filed with this Court by the above-captioned debtors and debtors in possession (the “Debtors”) on June 14, 2002, and (ii) described on the record of the Confirmation Hearing and in this Order; and upon the related Revised Second Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Revised Third Amended Joint Plan of Reorganization of NII Holdings, Inc. and NII Holdings (Delaware), Inc. (Docket No. 220) (the “Disclosure Statement”), which is a further modified version of that certain Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of NII Holdings, Inc. and NII Holdings (Delaware), Inc. (Docket No. 145), filed by the Debtors on June 27, 2002; and upon the record of the hearing before the Court on July 31, 2002, where the Court entered the Order (A) Approving the Debtors’ Disclosure Statement, Forms of Ballots and Proposed Solicitation Procedures and (B) Establishing Voting Procedures for the Debtors’ Joint Plan of Reorganization (the “Solicitation Order”) (Docket No. 215); and the Court, pursuant to the Solicitation Order, having, inter alia: (i) authorized the Debtors to solicit acceptances or rejections of the Plan; (ii) approved the forms of Ballots to be transmitted with the Disclosure Statement and the Plan for voting purposes; (iii) set the deadline for objections to the Plan as September 16, 2002 at 4:00 p.m.; and (iv) scheduled the Confirmation Hearing to commence on September 27, 2002 at 4:00 p.m. or as soon thereafter as counsel can be heard; and it appearing that due notice of the Confirmation Hearing has been given to holders of Claims against the Debtors and all other parties-in-interest in accordance with the Solicitation Order, the Bankruptcy Code and the Bankruptcy Rules; and an affidavit (Docket No. 231), dated August 14, 2002 (the “Affidavit of Mailing”), having been filed by Bankruptcy Services LLC, the balloting agent (the “Balloting Agent”), attesting to the mailing to the parties identified therein of the Plan, the Disclosure Statement, the applicable Ballot(s), and related solicitation materials and a notice of the Confirmation Hearing (collectively, the “Solicitation Package”), as appropriate, in accordance with the Solicitation Order; and a supplemental affidavit of mailing (Docket No. 235) having been filed by the Balloting Agent, dated August 20, 2002, attesting to the mailing to the parties therein of the Solicitation Package; and a supplemental affidavit of mailing (Docket No. 264) having been filed by the Balloting Agent, dated September 9, 2002, attesting to the mailing to the parties therein of the additional solicitation materials; and an affidavit (Docket No. 284) having been filed by representatives of The Wall Street Journal (National Edition) attesting to the publication of a notice of the

Confirmation Hearing in such newspaper in accordance with the Solicitation Order (the “Affidavit of Publication”) (Docket No. 284); and the Plan Supplement (Docket No. 259) having been filed in substantially final form on September 3, 2002 (the “Plan Supplement”); and upon the Affidavit of Miriam Bloom Certifying the Ballots Accepting or Rejecting the Plan (the “Vote Certification”) (Docket No. 310); and upon the Affidavit of Robert J. Gilker, Vice President and General Counsel, in Support of the Plan (the “Gilker Affidavit”) (Docket No. 308); and upon the Affidavit of John A. McKenna in Support of the Plan (the “McKenna Affidavit”) (Docket No. 309); and objections to the Plan (the “Objections”) having been filed by: (i) Cordillera Communications, Corp.; (ii) the Official Committee of Unsecured Creditors; (iii) the office of the United States Trustee; (iv) The Bank of New York, as Indenture Trustee; and (v) First Miami Securities; and upon the Response of the Debtors and Debtors in Possession to Objections of Cordillera Communications Corp. (Docket No. 267), the Acting United States Trustee (Docket No. 270), the Official Committee of Unsecured Creditors (Docket No. 271), The Bank of New York (Docket No. 273), and First Miami Securities (Docket No. 286) to the Debtors’ Revised Third Amended Joint Plan of Reorganization of NII Holdings, Inc. and NII Holdings (Delaware), Inc., dated October 15, 2002 (the “Response”) (Docket No. 311); and upon the Affidavit of Robert J. Gilker, Vice President and General Counsel, in Support of the Response (the “Second Gilker Affidavit” and, together with the Gilker Affidavit” the “Gilker Affidavits”) (Docket No. 329); and such Objections having been ruled upon by the Court on the record of the Confirmation Hearing; and upon the Debtors’ Memorandum of Law in Support of Confirmation of the Plan (Docket No. 307); and upon the Affidavit of Rich Lindahl in Support of the Plan (Docket No. 343); and upon the Affidavit of Steven Shindler in Support of the Plan (Docket

No. 344); and upon the Affidavit of Thomas R. Kreller in Support of the Plan (Docket No. 342); and upon the Second Supplemental Affidavit of Miriam Bloom in Support of the Plan (the “Second Supplemental Vote Certification”) (Docket No. 349); and the Court having reviewed the Plan, the Disclosure Statement, the Solicitation Order, the Vote Certification, the Affidavit of Mailing, the Supplemental Affidavit of Mailing, the Affidavit of Publication, the Plan Supplement, the Gilker Affidavits, the McKenna Affidavit, and the Objections; and upon all of the evidence adduced and the arguments of counsel made at the Confirmation Hearing; and upon the entire record of these cases, including all exhibits introduced into evidence at the Confirmation Hearing; and the Court having taken judicial notice of the papers and pleadings on file in the case; and the Plan having been modified in accordance with the Court’s ruling at the Confirmation Hearing; and after due deliberation; and sufficient cause appearing therefor, the Court hereby makes the following Findings of Fact, Conclusions of Law and Order.1

I.	FINDINGS OF FACT.

     A.      Definitions.2 All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan or the Plan Supplement.

     B.      Notice of Confirmation Hearing. Notice of the Confirmation Hearing and the relevant deadlines for submission of objections and ballots, as prescribed by this Court in the Solicitation Order, has been provided, as more fully reflected in the Affidavit of Mailing, the

     1This Confirmation Order constitutes the Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.

     2Headings are included for reference only and shall not constitute a part of this Confirmation Order for any other purpose.

supplemental Affidavit of Mailing, and the Affidavit of Publication, and such notice is adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002(b) and 3020(b) and other applicable law and rules.

     C.      Transmission of Ballots. Ballots were transmitted to holders of Claims in Classes eligible to vote on the Plan in accordance with the Solicitation Order.

     D.      Good Faith Solicitation. The Debtors solicited votes for the Plan in good faith and, with respect to those votes included to satisfy the requirements of section 1129(a)(7) of the Bankruptcy Code, in a manner consistent with the Bankruptcy Code.

     E.      Vote Certification (Bankruptcy Rule 3018). The Vote Certification and the Second Supplemental Vote Certification provided by the Balloting Agent are consistent with Bankruptcy Rule 3018.

     F.      COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE.

1.	Section 1129(a)(1) — Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

           The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123 of the Bankruptcy Code. Therefore, the Plan satisfies the requirements of section 1129(a)(1) of the Bankruptcy Code.

a.	Sections 1122 and 1123(a)(1)-(4) - Classification and Treatment of Claims and Interests.

           Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article II of the Plan designates Classes of Claims and Interests, other than Administrative Claims, Priority

Tax Claims and Fee Claims.3 As required by section 1122(a), each Class of Claims or Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Plan establishes the following Classes of Claims and Interests: Class 1 (Unsecured Priority Claims); Class 2 (MEFA/SLA Claims); Class 3 (EFA Secured Claims); Class 4 (Handset Financing Claims); Class 5 (Trade Claims); Class 6 (Old Note Claims and Non-Funded Debt Unsecured Claims); Class 7 (Miscellaneous Secured Claims); Class 8 (Fine, Penalty and Forfeiture Claims); Class 9 (Subordinated Securities Claims); and Class 10 (Existing Equity Interests). Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, Articles II and III of the Plan specify all Classes of Claims and Interests that are impaired or not impaired under the Plan and specify the treatment of all Classes of Claims and Interests that are impaired under the Plan. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest. Therefore, the Plan satisfies the requirements of section 1122 and 1123(a)(1) through (4) of the Bankruptcy Code.

b.	Section 1123(a)(5) — Adequate Means for Implementation of the Plan.

           Article IV and various other provisions of the Plan provide adequate means for implementing the Plan, including (i) the continued corporate existence of NII as Reorganized NII and the vesting of assets in Reorganized NII; (ii) the execution of the Registration Rights Agreement, the New Spectrum Use and Build-Out Agreement, the Global Release Agreement,

     3Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and Fee Claims are not required to be classified.

the Amended and Restated Overhead Services Agreement, the Third Amended and Restated Trademark License Agreement, the Subscription Agreement and the Standstill Agreement; (iii) the issuance and distribution of the Subscription Rights, New Common Stock and the New Senior Notes; (iv) the general releases of the holders of Claims and Interests and the injunction related to those releases; (v) the continuation of substantially similar employee benefit policies, plans and agreements as were provided prior to the Petition Date; (vi) the release of liens; (vii) the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases; (viii) the cancellation of the Capital Subscription, the MEFA, the SLA, the Old Notes, and Prepetition Indentures; (ix) the execution of the New MEFA, the New EFA, and the New Senior Notes Indenture; (x) the preservation of the Debtors’ rights of action by Reorganized NII; (xi) the substantive consolidation of the Debtors’ estates; and (xii) the adoption, execution delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to the foregoing. Moreover, the Debtors will have sufficient cash to make all payments required on the Effective Date pursuant to the terms of the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

c.	Section 1123(a)(6) — Prohibition Against the Issuance of Non-voting Equity Securities and Adequate Provisions for Voting Power of Classes of Securities.

           As set forth in Section IV.C.1.a of the Plan, as of the Effective Date the certificate of incorporation and bylaws of Reorganized NII will, inter alia, (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code; and (ii) authorize the issuance of the New Common Stock. Additionally, as of the Effective Date, all Interests issued by or relating to either of the Debtors and outstanding immediately prior to the Petition Date will be canceled. As of the Effective Date, Reorganized NII will be authorized to issue 100,000,000 shares, par value $0.001, of New Common Stock, 10,000,000 shares, par value $0.001, of preferred stock, and one share of Special Preferred Director Stock, par value $1.00 per share. The holders of New Common Stock will be entitled to one vote for each share of record on all matters submitted to a vote of stockholders. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

d.	Section 1123(a)(7) — Selection of Directors and Officers in a Manner Consistent with the Interests of Creditors and Equity Security Holders and Public Policy.

           The initial board of directors of Reorganized NII will be selected by the Debtors and shall be divided into three classes, with the term of office of one class expiring each year. The three directors of Class I shall be elected to hold office for a term expiring at the next annual meeting following the Effective Date, the three directors of Class II shall be elected to hold office for a term expiring at the next succeeding annual meeting, and the three directors of Class III shall be elected to hold office for a term expiring at the next succeeding annual meeting. Commencing with the next annual meeting following the Effective Date, each class of directors whose term shall then or thereafter expire shall be elected to hold office for a three-year term. Exhibit IV.C.2 to the Plan identifies the nine initial directors of Reorganized NII and the class of which each such director is a member. Any vacancies created by the death, resignation or removal of a director shall be filled in accordance with the form of the Amended and Restated Certificate of Incorporation. In light of the foregoing, the manner of selection of the initial directors and officers of Reorganized NII and the manner of selection of successor directors and officers of Reorganized NII are consistent with the interests of the holders of Claims and

Interests and public policy and, therefore, satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

e.	Section 1123(b)(1)-(2) — Impairment of Claims and Interests and Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases.

           In accordance with section 1123(b)(1) of the Bankruptcy Code, Article III impairs or leaves unimpaired, as the case may be, each Class of Claims or Interests. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article V of the Plan provides for the assumption, assumption and assignment, or rejection of executory contracts and unexpired leases of the Debtors that have not been previously assumed, assumed and assigned, or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Court. Accordingly, the Plan complies with section 1123(b)(1) and (2) of the Bankruptcy Code.

f.	Section 1123(b)(3) — Retention, Enforcement and Settlement of Claims Held by the Debtor.

           Section IV.D of the Plan provides that, except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized NII will retain and may enforce any claims, demands, rights and causes of action that the Debtors or their Estates may hold against any entity, including any Recovery Actions against any person or entity. Accordingly, the Plan satisfies section 1123(b)(3) of the Bankruptcy Code.

g.	Section 1123(b)(5) — Modification of the Rights of Holders of Claims.

           Article III of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of each Class of Claims and, therefore, the Plan satisfies section 1123(b)(5) of the Bankruptcy Code.

h.	Section 1123(b)(6) – Other Provisions Not Inconsistent With Applicable Provisions of the Bankruptcy Code.

                        (i)      The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including: (i) the provisions of Article IV of the Plan regarding the means for implementing the Plan; (ii) the provisions of Article V of the Plan governing the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases (including the provisions of Section V.A.1 of the Plan allowing the Debtors to amend Exhibit V.A to the Plan at any time prior to the Effective Date); (iii) the provisions of Article VI of the Plan governing distributions on account of Allowed Claims, particularly as to the timing and calculation of amounts to be distributed; (iv) the provisions of Article VII of the Plan establishing procedures for resolving Disputed Claims and making distributions on account of such Disputed Claims once resolved; (v) the provisions of Article VIII of the Plan providing for the substantive consolidation of the Debtors for the purpose of implementing the Plan; (vi) the provisions of Article XI of the Plan regarding the discharge of Claims and the termination of Interests; and (vii) the provisions of Article XII of the Plan regarding retention of jurisdiction by the Bankruptcy Court over certain matters after the Effective Date.

                       (ii)      Section 1129(a)(2) — Compliance with Applicable Provisions of the Bankruptcy Code.

           The Debtors have complied with the applicable provisions of the Bankruptcy Code with respect to the Plan, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement and the procedures by which the Ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018 and the Solicitation Order. The Court determined that the Debtors solicited the votes of certain parties (the “Designated Parties”) in violation of section 1125(b) of the Bankruptcy Code and, accordingly, the Court has designated the Designated Parties pursuant to section 1126(e) of the Bankruptcy Code. The Debtors, the Debtors’ officers, directors and professionals, have acted in “good faith,” within the meaning of section 1125(e) of the Bankruptcy Code. The Designated Parties’ votes have not been included as acceptances of the Plan, pursuant to section 1126(e) of the Bankruptcy Code. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code.

i.	Section 1123(d) – Cure of Defaults.

           Section V.B of the Plan provides for the satisfaction of Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Cure Amount Claims will be determined in accordance with the underlying agreements and applicable nonbankruptcy law.

j.	Section 1129(a)(3) — Proposal of the Plan in Good Faith.

           The Debtors proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the uncontroverted evidence presented at the Confirmation Hearing, the Court finds and concludes that the Plan has been proposed with the legitimate purpose of reorganizing the business affairs of each of the Debtors and maximizing the returns available to creditors of the Debtors. Accordingly, the Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

k.	Section 1129(a)(4) — Bankruptcy Court Approval of Certain Payments as Reasonable.

                (i)      Section III.A.1.f.ii of the Plan provides that, except as otherwise provided in the Ordinary Course Professionals Order, Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file and serve on Reorganized NII and such other entities who are designated by the Bankruptcy Rules, this Confirmation Order, the Fee Order, or other order of the Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date. The Court will review such applications under sections 328 and 330 of the Bankruptcy Code and any applicable case law. Pursuant to the Fee Order, the Court has authorized periodic payments of the fees and expenses of Professionals incurred in connection with these chapter 11 cases. All such fees and expenses, however, remain subject to final review by the Court. Additionally, any fee and expense claims of the Ad Hoc Noteholder Committee advisors shall be subject to Court review.

                (ii)      Section III.D sets forth special provisions regarding the payment of the Indenture Trustees’ claims. Pursuant to the Plan, the Court will determine whether to approve the fees and expenses requested by each Indenture Trustee upon consideration of whether such amounts are appropriate under the terms of the applicable Prepetition Indenture and applicable law.

                (iii)      In connection with the foregoing, Article XII of the Plan provides that the Court will retain jurisdiction after the Effective Date to hear and determine all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan. Accordingly, the Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

l.	Section 1129(a)(5) — Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

           In the Disclosure Statement and Exhibit IV.C.2 to the Plan, the Debtors have disclosed the identity of the initial proposed directors and officers of Reorganized NII and the identity and the compensation of insiders who will be employed or retained by Reorganized NII. The appointment or continuance of the proposed directors and officers is consistent with the interests of holders of Claims and Interests and public policy and, therefore, satisfies the requirements under section 1129(a)(5) of the Bankruptcy Code.

m.	Section 1129(a)(6) — Approval of Rate Changes.

           The Debtors’ current business does not involve the establishment of rates over which any regulating commission has jurisdiction or will have jurisdiction after confirmation.

n.	Section 1129(a)(7) — Best Interests of Holders of Claims and Interests.

           With respect to each impaired Class of Claims or Interests, each holder of a Claim or Interest in such impaired Class has accepted or is deemed to have accepted the Plan, or as demonstrated by the liquidation analysis included as Exhibit IV to the Disclosure Statement, will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. Accordingly, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

o.	Section 1129(a)(8) — Acceptance of the Plan by Each Impaired Class.

           Pursuant to sections 1124 and 1126 of the Bankruptcy Code: (a) as indicated in Article III of the Plan, Classes 1, 4, 5, and 7 are Classes of unimpaired Claims or Interests; and (b) as indicated in the Vote Certification and the Second Supplemental Vote Certification, impaired Class 6 has accepted the Plan. Because the holders of Claims and Interests in Classes 8, 9 and 10 will not receive or retain any property on account of such Claims or Interests, Classes 8, 9 and 10 are deemed not to have accepted the Plan pursuant to section 1126(b) of the Bankruptcy Code. The Holder of all Claims in Classes 2 and 3 has voted to accept the Plan, however, pursuant to separate order of this Court, such Holder has been designated and its accepting votes shall not be counted as acceptances of the Plan. Classes 2 and 3 have not accepted the Plan for purposes of section 1129(a)(8) of the Bankruptcy Code, however, as demonstrated at the Confirmation Hearing, the Holder of Claims in Classes 2 and 3 has consented to its treatment under the Plan. Notwithstanding the lack of compliance with section

1129(a)(8) of the Bankruptcy Code with respect to Classes 2, 3, 8, 9 and 10, the Plan is confirmable because, as described below, the Plan satisfies the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes. Additionally, the Holder of Claims in Classes 2 and 3, as demonstrated at the Confirmation Hearing, will receive the “indubitable equivalent” with respect to their Claims.

p.	Section 1129(a)(9) — Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

           The Plan provides for treatment of Allowed Administrative Claims, Priority Claims and Fee Claims in the manner required by section 1129(a)(9) of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

q.	Section 1129(a)(10) — Acceptance By at Least One Impaired, Non-Insider Class.

           As indicated in the Vote Certification, the Second Supplemental Vote Certification and as reflected in the record of the Confirmation Hearing, impaired Class 6 has voted to accept the Plan, which acceptance has been determined without including any acceptance of the Plan by any insider of the Debtors. Accordingly, the Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

r.	Section 1129(a)(11) — Feasibility of the Plan.

           Although the Debtors’ business is highly competitive, and although it is impossible to predict with certainty the precise future profitability of the Debtors’ business, confirmation is not likely to be followed by the liquidation of, or the need for further financial reorganization of the Debtors or Reorganized NII as demonstrated by the McKenna Affidavit and the description of the Debtors’ financial projections contained in the Disclosure Statement.

Upon the Effective Date, Reorganized NII will have sufficient cash flow and capital resources to pay its liabilities as they become due and to satisfy its capital needs for the conduct of its business. Accordingly, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

s.	Section 1129(a)(12) — Payment of Bankruptcy Fees.

           The Plan provides that all fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930 shall be paid in cash on or before the Effective Date. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

t.	Section 1129(a)(13) — Continuation of Retiree Benefits.

           Prior to the Petition Date, the Debtors had no “retiree benefits” programs, as such term is defined by Section 1114(a) of the Bankruptcy Code.

u.	Section 1129(b) — Confirmation of the Plan over the Nonacceptance of Impaired Classes.

           Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that Classes 8, 9 and 10 are impaired and are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Additionally, the Holder of Claims voting in Classes 2 and 3 has been designated pursuant to section 1126(e) of the Bankruptcy Code and, as a result, there are no parties voting to accept or reject the Plan in Classes 2 and 3. Accordingly, Classes 2 and 3 have not voted to accept the Plan. Other than the failure to satisfy the requirement in section 1129(a)(8) of the Bankruptcy Code with respect to Classes 2, 3, 8, 9 and 10, all of the requirements of section 1129(a) of the Bankruptcy Code have been met. The Plan does not discriminate unfairly and is fair and equitable with respect to

Classes 2, 3, 8, 9 and 10. No holders of Claims or Interests junior to the Claims or Interests of Classes 2, 3, 8, 9 and 10 will receive or retain any property under the Plan on account of their respective junior Claims or Interests and, as evidenced by the estimates contained in the Disclosure Statement and by the evidence in the record, no holders of Claims or Interests senior to Classes 2, 3, 8, 9 and 10 are receiving more than full payment on account of such senior Claims and Interests. Additionally, the Holder of Claims in Classes 2 and 3, as demonstrated at the Confirmation Hearing, has consented to the treatment provided to it pursuant to the Plan and will receive the “indubitable equivalent” with respect to its Claims.

v.	Bankruptcy Rule 3016(a).

           The Plan is dated and identifies the entities submitting the Plan.

w.	Compliance with Bankruptcy Rule 3016(c).

           In accordance with Bankruptcy Rule 3016(c), the Disclosure Statement describes in specific and conspicuous italicized language all acts to be enjoined and identifies the entities that would be subject to the injunction.

x.	Section 1129(c) — Only One Plan.

           Other than the Plan (including previous versions thereof), no plan has been filed in these Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

y.	Section 1129(d) — Principal Purpose of the Plan.

           The primary purpose of the Plan is not the avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act, and there has been no objection filed by any governmental unit asserting such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

G.	SETTLEMENTS, RELEASES AND INDEMNIFICATION.

1.	Fairness and Necessity of Releases and Indemnification.

                          a.      The releases set forth in Section IV.D.2.a of the Plan, including the release of nondebtor parties pursuant to the general releases by holders of Claims or Interests in Section IV.D.2 of the Plan, are (i) integral to the agreements that form the basis of the Plan, (ii) necessary for the reorganization of the Debtors, and (iii) supported by reasonable consideration.

                          b.      The releases of the Debtors’ post-petition and present directors, officers and employees contained in Section IV.D.2.a of the Plan are necessary and appropriate, among other things, to avoid the assertion of indemnification claims by such directors, officers and employees against Reorganized NII for liabilities arising prior to the Effective Date and to avoid distracting and disruptive litigation against such persons relating to the management of the Debtors’ business prior to the Effective Date.

                          c.      The Debtors, Reorganized NII, NCI, the Ad Hoc Noteholder Committee, the Indenture Trustee, MCC, Motorola, as well as each creditor that voted to accept the Plan on their respective ballots, have specifically consented to the releases contained in Section IV.D.2 of the Plan. The Court’s designation of the votes of MCC and the Ad Hoc Noteholder Committee shall have no effect on such consents given by such parties under the Plan.

                          d.      In light of all of the circumstances, the releases in Section IV.D.2 of the Plan are fair to the releasing parties.

                          e.      The releases contained in Section IV.D.2 are not binding upon or effective against the Securities and Exchange Commission.

H.	SUBSTANTIVE CONSOLIDATION.

           The substantive consolidation of the Debtors’ Estates for the purpose of implementing the Plan, as described in Article VIII of the Plan, will promote a more equitable distribution of the Debtors’ assets and is appropriate under section 105 of the Bankruptcy Code. Among the factors supporting the substantive consolidation of the Debtors’ Estates are the following: (1) NII Holdings, Inc. is the direct parent corporation of NII Holdings (Delaware), Inc.; (2) virtually all of the Debtors’ employees are employees of NII Holdings, Inc.; (3) the Debtors maintain consolidated financial statements and other consolidated books and records; (4) the Debtors generally have represented themselves to creditors as a single entity; and (5) no creditors will be substantially prejudiced by the aggregation of the Debtors’ assets and liabilities.

II.	CONCLUSIONS OF LAW.

A.	JURISDICTION AND VENUE.

           This Court has jurisdiction over these Cases pursuant to 28 U.S.C. §§ 157 and 1334. The Confirmation Hearing is a “core proceeding” pursuant to 28 U.S.C. § 157(b)(2), and this Court has jurisdiction to enter a Final Order with respect thereto. Venue of these chapter 11 Cases in this Court is proper pursuant to 28 U.S.C. §§ 1408 and 1409. Each of the Debtors is an entity eligible for relief under section 109 of the Bankruptcy Code.

B.	MODIFICATIONS.

1.	Section 1127(a) — Modification of the Plan.

           Attached hereto as Exhibit B is a list of the modifications (the “Modifications”) that the Debtors have proposed to the Plan (the underlined portions are to be inserted into the applicable section or, where not underscored, all such language is to be inserted as indicated). In accordance with Bankruptcy Rule 3019, the Modifications comply with the Court’s ruling at the Confirmation Hearing and either (i) have been agreed to by affected parties or (ii) do not (a) affect the classification of Claims or Interests or adversely affect the treatment afforded holders of Claims or Interests, (b) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (c) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (d) adversely change the treatment of holders of Claims who have accepted the Plan (other than holders of Claims who have accepted such Modifications in writing or in open court), or (e) require resolicitation of acceptances or rejections from any such holders nor do they require that any holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

C.	EXEMPTIONS FROM SECURITIES LAWS.

               1.      Pursuant to section 1125(d) of the Bankruptcy Code, the Debtors’ transmittal of Plan Solicitation Packages, their solicitation of acceptances of the Plan and their issuance and distribution of the New Common Stock, including, without limitation, pursuant to the Agreement Regarding Non-Recourse Assignment of Indebtedness and Liens, as set forth in the Plan Supplement, (the “Chase Settlement”), the New Senior Notes and any other securities pursuant to the Plan are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale or purchase of securities. Accordingly, the Debtors, Reorganized NII and their respective directors, officers, employees, agents and professionals (acting in such capacity) are entitled to the protection of section 1125(e) of the Bankruptcy Code.

               2.      Pursuant to section 1145(a)(1) of the Bankruptcy Code, the offering, issuance and distribution of the New Common Stock, including any shares issued pursuant to the Chase Settlement, the New Senior Notes, and any other securities issuable pursuant to the Plan shall be exempt from section 5 of the Securities Act and any state or local law requiring registration for the offering, issuance, distribution or sale of securities. In addition, pursuant to section 1145(a)(2) of the Bankruptcy Code, the offering, issuance and distribution of New Common Stock, including, without limitation, any shares issued pursuant to the Chase Settlement, and the New Senior Notes shall be exempted from section 5 of the Securities Act or any state or local law requiring registration for the offering, issuance, distribution or sale of securities.

               3.      Pursuant to, and to the fullest extent permitted by, section 1145 of the Bankruptcy Code, the resale of any New Common Stock, including, without limitation, any shares issued pursuant to the Chase Settlement, or New Senior Notes and any other securities issuable pursuant to the Plan (except as otherwise described in the Disclosure Statement) shall be exempt from section 5 of the Securities Act and any state or local law requiring registration for the offering, issuance, distribution or sale of securities.

D.	GOOD FAITH SOLICITATION.

           The Debtors and each of their Representatives have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, pursuant to section 1125(e) of the Bankruptcy Code, with respect to the administration of the Plan, the solicitation of acceptances with regard thereto (except to the extent the Court has determined that votes cast by the Ad Hoc Noteholder Committee and MCC were not in compliance with Section 1125(b) of the Bankruptcy Code and therefore are not counted for purposes of determining acceptances or rejection of the Plan), and the property to be distributed thereunder.

E.	EXEMPTIONS FROM TAXATION.

           Pursuant to section 1146(c) of the Bankruptcy Code, the following shall not be subject to any document recording tax, stamp tax or stamp act, conveyance, filing or transfer fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment (collectively, “Transfer Taxes and Charges”): (1) the issuance, distribution, transfer or exchange of the New Common Stock, the New Senior Notes and any other securities issuable pursuant to the Plan; (2) the creation, modification, assignment, consolidation, filing or recording of any mortgage, deed of trust, lien, security agreement, financing statement, release or similar instrument; (3) the securing of additional indebtedness by such means or by other means or the additional securing of existing indebtedness by such means or by other means; (4) the creation, modification, assignment, delivery, filing or recording of any lease or sublease; or (5) the creation, modification, assignment, delivery, filing or recording of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan. The appropriate state or local governmental officials or agents are hereby directed to forego the collection of any Transfer Taxes and Charges and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such Transfer Taxes and Charges.

F.	COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE.

           As set forth in Section I.F above, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

G.	APPROVAL OF THE SETTLEMENTS AND RELEASES PROVIDED UNDER THE PLAN AND CERTAIN OTHER MATTERS.

                 1.      Pursuant to section 1123(b)(3) of the Bankruptcy Code, the releases, waivers, discharges and injunctions set forth in the Plan (including Sections IV.D.2 and Article XI of the Plan) are approved as integral parts of the Plan and are fair, equitable, reasonable and in the best interests of the Debtors, Reorganized NII and their respective Estates and the holders of Claims and Interests.

                 2.      In approving the releases, waivers, discharges and injunctions of and from such potential claims, as described above, the Court has considered, among other things: (a) the identity of interests between the Debtors and certain third parties; (b) the substantial contribution by certain nondebtors of assets to the reorganization; (c) the essential nature of the releases, waivers, discharges and injunctions to the reorganization; (d) the complexity, cost and delay of litigation that would result in the absence of these releases, waivers, discharges and injunctions; (e) the acceptance of the Plan by an overwhelming majority of the holders of Claims, as set forth in the Vote Certification and the Second Supplemental Vote Certification; and (f) that the Plan, which gives effect to the releases, waivers, discharges and injunctions, is the product of extensive arms-length negotiations among the Debtors, the Ad Hoc Noteholder Committee, NCI, MCC and Motorola and other parties in interest.

               3. All releases, waivers, discharges and injunctions of claims and causes of action against nondebtor entities set forth in the Plan, which are approved herein as an integral part of the Plan and as fair, equitable, reasonable and in the best interests of the Debtors, Reorganized NII and their respective Estates and the holders of Claims and Interests, are effective and binding in accordance with their terms, provided, however, that Section IV.D.2.a. of the Plan shall not be binding upon or effective against the Securities and Exchange Commission.

H.	ASSUMPTIONS, ASSUMPTIONS AND ASSIGNMENTS AND REJECTIONS OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

               Each assumption, assumption and assignment or rejection of an executory contract or unexpired lease pursuant to Sections V.A and V.C of the Plan, including any assumption, assumption and assignment or rejection effectuated as a result of any amendment to Exhibit V.A. to the Plan, as contemplated by Section V.A of the Plan, shall be legal, valid and binding upon the Debtor or Reorganized NII and all nondebtor parties to such executory contracts or unexpired leases, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated pursuant to an appropriate authorizing order of the Bankruptcy Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

I.	AGREEMENTS AND OTHER DOCUMENTS.

               The Debtors have disclosed all material facts regarding: (1) the Restructuring Transactions; (2) the adoption of an amended and restated certificate of incorporation and by-laws by Reorganized NII; (3) the initial selection of directors and officers of Reorganized NII; (4) the entry into the New MEFA and the New EFA and the guarantees thereof by Reorganized NII; (5) the distribution of cash pursuant to the Plan; (6) the issuance and distribution of the New Common Stock, including, without limitation, shares to be issued pursuant to the Chase Settlement, and New Senior Notes pursuant to the Plan; (7) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (8) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and (9) the other matters provided for under the Plan involving the corporate structure of Reorganized NII or corporate action to be taken by or required of Reorganized NII.

III.     ORDER.

               NOW, THEREFORE, THE COURT HEREBY ORDERS THAT:

A.	CONFIRMATION OF THE PLAN.

               The Plan and each of its provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All of the Objections and other responses to, and statements and comments regarding the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing are overruled.

B.	EFFECTS OF CONFIRMATION.

               1. Immediate Effectiveness; Successors and Assigns.

               Subject to the provisions of Article IX of the Plan, and notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order are deemed binding upon the Debtors, Reorganized NII, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to executory contracts and unexpired leases with any of the Debtors and any and all entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described above and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

               2. Continued Corporate Existence; Vesting of Assets.

               Except as otherwise provided in the Plan, the Debtors shall, as Reorganized NII, continue to exist after the Effective Date, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided in the Plan, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized NII under the Plan, shall vest in Reorganized NII, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective

Date, Reorganized NII is authorized to (a) operate its business; (b) use, acquire and dispose of property; and (c) compromise or settle any Claims or Interests, in each case without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order. Without limiting the foregoing, Reorganized NII is authorized to pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

               3. Cancellation and Surrender of Instruments, Securities and Other Documentation.

               Except as provided in any contract, instrument or other agreement or document created, entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III of the Plan, all obligations of the Debtors under the Capital Subscription, the MEFA, the SLA, the Old Notes, and the Prepetition Indentures will be canceled and be of no further force and effect against the Debtors, without any further action on the part of any Debtor or Reorganized NII. Solely to the extent provided in Section III.D of the Plan, the provisions of the Prepetition Indentures which authorize the Indenture Trustees to assert a charging lien for unpaid fees and expenses against distributions to be made to the Holders of the Old Notes will survive the cancellation of the Prepetition Indentures. In addition, on the Effective Date, the Interests are deemed canceled and of no further force and effect. The holders of or parties to such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required by Section VI.J of the Plan.

               4. Release of Liens.

               Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate are fully released and discharged, and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to Reorganized NII and its successors and assigns.

C.	CLAIMS BAR DATES.

               1. Bar Dates for Administrative Claims.

                    a. General Bar Date Provisions.

               Except as otherwise provided in Sections III.A.1.f and III.D of the Plan and this Confirmation Order, unless previously filed, requests for payment of Administrative Claims must be filed and served on Reorganized NII, pursuant to the procedures specified in the Confirmation Notice (as such term is defined below), no later than thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims and that do not file and serve a request by the applicable bar date shall be forever barred from asserting such Administrative Claims against the Debtors, Reorganized NII or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be filed and served on Reorganized NII and the requesting party by the later of (i) 90 days after the Effective Date or (ii) 60 days after the filing of the applicable request for payment of Administrative Claims.

                    b. Bar Dates for Certain Administrative Claims.

                              (i) Professional Compensation.

               Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file and serve on: (i) Reorganized NII, (ii) counsel for the Debtors, (iii) the Office of the United States Trustee for the District of Delaware and (iv) such other entities that are designated by the Fee Order, an application for final allowance of such Fee Claim no later than sixty (60) days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be filed and served on Reorganized NII, the requesting party and the other parties set forth in the Fee Order by the later of (A) ninety (90) days after the Effective Date or (B) thirty (30) days after the filing of the applicable request for payment of the Fee Claim. To the extent necessary, entry of this Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

                              (ii) Ordinary Course Liabilities.

               Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims arising after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Article V of the Plan, shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section III.A.1.c of the Plan.

               2. Bar Date for Rejection Damages Claims and Related Procedures.

                    a. The Debtors or Reorganized NII shall provide written notice to each nondebtor party to an Executory Contract or Unexpired Lease being rejected pursuant to the Plan of (i) the applicable Executory Contract or Unexpired Lease being rejected, (ii) the bar date for any claim based upon or arising from such rejection, and (iii) the procedures for such party to File and serve a proof of Claim for any Claims that may arise from such rejection (the “Rejection Bar Date Notice”). The Rejection Bar Date Notice shall be in substantially the form attached hereto as Exhibit C and incorporated herein by reference and shall be served on each nondebtor party or parties to an Executory Contract or Unexpired Lease rejected by the Debtors by the later of (i) 15 Business Days after the Confirmation Date or (ii) if the Debtors amend Exhibit V.A to the Plan after the Confirmation Date to add any Executory Contract or Unexpired Lease identified thereon, 15 Business Days after the date of such amendment.

                    b. Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim by the other party or parties to the Executory Contract or Unexpired Lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized NII, their respective successors or their respective properties unless a proof of Claim is filed and served on Reorganized NII, pursuant to the procedures specified in this Confirmation Order and the Rejection Bar Date Notice, no later than 30 days after the Effective Date or 30 days after the date of service of the applicable Rejection Bar Date Notice.

D.     MATTERS RELATING TO IMPLEMENTATION OF THE PLAN.

               1. Restructuring Transactions.

                    a. The merger of NII Holdings (Delaware), Inc. with and into NII Holdings, Inc. is hereby authorized and approved in all respects without requirement of any further action by the stockholders or board of directors of either Debtor.

                    b. The adoption of an amended and restated certificate of incorporation and by-laws by Reorganized NII; its initial selection of directors and officers; its guarantees of the New MEFA and New EFA; its delivery of documents and instruments to create and perfect the security interests contemplated by the Indenture and the New MEFA and the New EFA; its distribution of cash pursuant to the Plan; its issuance and distribution of the New Common Stock and New Senior Notes pursuant to the Plan; its execution and delivery of the Indenture and its guarantee of the New Notes; its adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing or otherwise contemplated by the Plan; its adoption, execution and implementation of incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements contemplated by the Plan, including, without limitation, the Management Incentive Plan and a 401(K) plan in the form determined by the Responsible Officers (as defined below) or any one or more of them; and the other matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized NII or corporate action to be taken by or required of the Debtors or Reorganized NII shall occur and be effective as of the date specified in the documents effectuating the applicable transaction (or the Effective Date, if no such other date is specified in such documents), and are authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or board of directors of any of the Debtors.

                    c. Pursuant to section 1142(b) of the Bankruptcy Code and section 303 of the Delaware General Corporation Law (collectively, the “Reorganization Effectuation Statutes”), without further action by the Court or the stockholders or board of directors of any of the Debtors or Reorganized NII, the Debtors and Reorganized NII are authorized to: (i) cause to be filed with the Secretary of State of the State of Delaware (A) any and all certificates, agreements or plans of merger, necessary or appropriate to effectuate the provisions of the Plan and (B) certificates of incorporation, by-laws or similar constituent documents or certificates or articles of amendment thereto, as applicable (collectively, the “Governance Documents”); and (ii) take or cause to be taken all such other actions, including the making of appropriate filings or recordings as may be required under appropriate provisions of applicable state business corporation laws or any other applicable law, or as any of the Chief Executive Officer, any Vice President, Chief Financial Officer, Treasurer, or any Secretary (collectively, the “Responsible Officers”) of the appropriate Debtor or Reorganized NII may determine are necessary or appropriate in connection with the provisions of the Plan and the Governance Documents. Each federal, state and local governmental agency or department is authorized and directed to accept the filing of any Governance Document or other document related to the implementation of the Plan. Without limiting the generality or effect of the foregoing, this Confirmation Order is declared and determined to be in recordable form and shall be accepted by any filing or recording officer or authority of any applicable governmental authority or department without any further orders, certificates or other supporting documents. After the Effective Date or the effective time of any applicable Restructuring Transaction, Reorganized NII is authorized to amend or restate its certificate of incorporation or by-laws or similar constituent documents as permitted by applicable state law, subject to the terms and conditions of such constituent documents.

                    d. The Responsible Officers of each Debtor or Reorganized NII are authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents, including any Governance Documents or other documents related to the implementation of the Plan, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including those contemplated by this Confirmation Order. The Secretary of each Debtor or Reorganized NII is authorized to certify or attest to any of the foregoing actions. The execution of any such document or the taking of any such action is deemed conclusive evidence of the authority of such person to so act.

               2. Directors and Officers; Employment-Related Agreements and Compensation Programs.

                    a. Directors and Officers of Reorganized Debtors.

                              i. The appointment of the initial directors and officers of Reorganized NII, as set forth in Exhibit IV.C.2 to the Plan, and the process for filling any vacant directorship as of and immediately following the Effective Date is approved.

                              ii. Each such director and officer shall serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until such director’s or officer’s earlier death, resignation or removal in accordance with the terms of the certificates of incorporation and by-laws or similar constituent documents of Reorganized NII and applicable state law. The initial term for the three directors comprising Class I shall be until the next meeting of stockholders in accordance with the provisions of Reorganized NII’s certificate of incorporation and by-laws or similar constituent documents. The initial term for the three directors comprising Class II shall be until the second meeting of stockholders in accordance with the provisions of Reorganized NII’s certificate of incorporation and by laws or similar constituent documents. The initial term for the three directors comprising Class III shall be until the third meeting of stockholders in accordance with the provisions of Reorganized NII’s certificate of incorporation and by laws or similar constituent documents. Each director elected at each such meeting of stockholders shall serve a three year term.

                    b. Approval of New Employment, Retirement, Indemnification, and Other Related Agreements and Incentive Compensation
                         Programs.

               Pursuant to section 1142(b) of the Bankruptcy Code and the Reorganization Effectuation Statutes, without further action by the Court or the stockholders or board of directors of Reorganized NII, and without limiting the power or authority of Reorganized NII following the Effective Date to take any and all such actions as may be permitted or required by applicable nonbankruptcy law, Reorganized NII is authorized, as of the Effective Date, to: (i) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; (ii) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees, including, without limitation, a new 401(K) plan in the form approved by the Responsible Officers or any one or more of them; and (iii) make the initial grants under the Management Incentive Plan.

               3. Approval of Executory Contract and Unexpired Lease Provisions and Related Procedures.

                    a. Except as otherwise modified herein, the Executory Contract and Unexpired Lease provisions of Article V of the Plan are specifically approved. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors shall reject each of the Executory Contracts and Unexpired Leases listed on Exhibit V.A to the Plan, as such contracts and leases may be amended or modified; provided, however, that the Debtors shall have the right, at any time prior to the Effective Date, to amend Exhibit V.A to the Plan to: (i) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its assumption or assumption and assignment pursuant to Section V.A of the Plan, or (ii) add any Executory Contract or Unexpired Lease thereto, thus providing for its rejection pursuant to Section V.A.1 of the Plan. The Debtors or Reorganized NII shall provide notice of any amendments to Exhibit V.A to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors’ Committee). Each contract and lease assumed or assumed and assigned shall be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A to the Plan shall not constitute an admission by the Debtors or Reorganized NII that such contract or lease is an Executory Contract or Unexpired Lease or that the Debtors or Reorganized NII have any liability thereunder.

                    b. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by either Debtor or another surviving, resulting or acquiring corporation shall be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

                    c. This Confirmation Order shall constitute an order approving the assumptions and assignments described in Sections V.A and V.E of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Debtors or Reorganized NII shall provide notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (i) the contract or lease being assumed or assumed and assigned; (ii) the name of the proposed assignee, if any; (iii) the Cure Amount Claim, if any, that the applicable Debtor or Reorganized NII believes it (or its assignee) would be obligated to pay in connection with such assumption; and (iv) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim. Notice shall be served on each nondebtor party or parties to an Executory Contract or Unexpired Lease by the later of (i) 15 Business Days after the Confirmation Date or (ii) if the Debtors amend Exhibit V.A to the Plan after the Confirmation Date to add any Executory Contract or Unexpired Lease identified thereon, thus providing for its rejection pursuant to Section V.A. of the Plan, 15 Business Days after the date of such amendment.

                    d. If any party disputes the assumption or assumption and assignment of its Executory Contract or Unexpired Lease or the amount of the proposed Cure Amount Claim, such party must file and serve on the Debtors or Reorganized NII, as applicable, a written objection setting forth the basis for such dispute no later than 30 days after the date of service of any cure amount notice. If the parties are unable to resolve such a dispute, either (i) such dispute shall be determined by the Court after appropriate briefing and a hearing scheduled on not less than 30 days notice or (ii) the applicable Debtor or Reorganized NII may reject the Executory Contract or Unexpired Lease at issue in accordance with this Confirmation Order. If the nondebtor party to an Executory Contract or Unexpired Lease does not timely and properly object to the proposed Cure Amount Claim identified in any cure amount notice, the proposed amount shall become the final Allowed Cure Amount Claim without further action by the Court, the Debtors or the Reorganized Debtors, and the Proposed Cure Amount Claim shall be paid or satisfied in accordance with the Plan and this Confirmation Order. Until a Cure Amount Claim becomes Allowed in accordance with the procedures set forth above and any cure amount notice, such Claim shall be treated as a Disputed Claim for purposes of making distributions under the Plan.

                    e. To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized NII assuming such contract or lease or the assignee of such Debtor or Reorganized NII, if any: (i) by payment of the Cure Amount Claim in cash on the Effective Date or (ii) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding (i) the amount of any Cure Amount Claim, (ii) the ability of the applicable Reorganized NII or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order (or the Filing of a stipulation or other agreement by the parties) resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, Reorganized NII may cure any monetary default (i) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (ii) through an intercompany account balance in lieu of payment in cash.

               f. Subject to the provisions of this Confirmation Order below, the obligations of each Debtor or Reorganized NII to indemnify any person serving as one of its directors, officers or employees, prior to, as of or following the Petition Date by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, are deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized NII pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of this Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

               4. Distribution Record Date.

                    a. The Distribution Record Date shall be the Effective Date. Distributions of cash, New Common Stock and New Senior Notes will be made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 45 days after the Effective Date, or (b) such later date when the applicable conditions of Section V.C, Section VI.E.2 or Section VI.J are satisfied.

                    b. The Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Old Note Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein and in the Plan to recognize and make distributions only to those holders of Allowed Old Note

Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

                    c. As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Notes, as maintained by the Debtors or the Indenture Trustee, shall be closed. The Disbursing Agent shall have no obligation to recognize the transfer or sale of any Old Note Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make distributions only to those holders of Old Note Claims that are holders of such Claims as of the close of business on the Distribution Record Date.

                    d. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Disputed Class 6 Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

E.	SUBSTANTIVE CONSOLIDATION OF THE DEBTORS.

               The substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan, is approved. Accordingly, for purposes of implementing the Plan, (1) all assets and liabilities of NII Holdings, Inc. and NII Holdings (Delaware), Inc. are deemed merged; (2) all guarantees by one Debtor of the obligations of any other Debtor are deemed eliminated, and any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors are deemed to be one obligation of the consolidated Debtors; and

(3) each and every Claim Filed or to be Filed in the Reorganization Case of any of the Debtors is deemed Filed against the consolidated Debtors and is deemed one Claim against and a single obligation of the consolidated Debtors.

F.	ACTIONS IN FURTHERANCE OF THE PLAN.

               The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized NII or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Confirmation Order, the Debtors and Reorganized NII are authorized and empowered, without action of their respective stockholders or boards of directors, to take any and all such actions as any of their Responsible Officers may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. Pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, no action of the stockholders or boards of directors of the Debtors or Reorganized NII shall be required for the Debtors or Reorganized NII to: (1) enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan, including, without limitation, the Chase Settlement, the Indenture, the New Notes and guarantees thereof, guarantees of the New MEFA and New EFA, and all documents and instruments providing security for the New Notes, the New MEFA and the New EFA, all with such changes or modifications as a Responsible Officer shall approve (such approval to be conclusively determined by the execution thereof) and, following the Effective Date, each of such contracts, leases, instruments, releases and other agreements shall be a legal, valid and binding obligation of Reorganized NII, enforceable against Reorganized NII in accordance with its terms subject only to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and subject also to general equitable principles; (2) issue shares of New Common Stock pursuant to the Plan, including, without limitation, shares issued pursuant to the Chase Settlement, and, upon issuance, all such shares of New Common Stock shall be duly authorized, validly issued and fully paid and nonassessable shares of New Common Stock of Reorganized NII; or (3) authorize Reorganized NII to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan. Each of the Responsible Officers of each Debtor and Reorganized NII is authorized to execute, deliver, file or record such contracts, instruments, financing statements, releases, mortgages, deeds, assignments, leases, applications, registration statements, reports or other agreements or documents and take such other actions as such officer may determine are necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order and any and all documents or transactions contemplated by the Plan or this Confirmation Order, all without further application to or order of the Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Disclosure Statement Order, this Confirmation Order or the exhibits to any of the foregoing, and the signature of a Responsible Officer on a document executed in accordance with this Confirmation Order shall be conclusive evidence of the Responsible Officer’s determination that such document and any related actions are necessary and appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order or other documents or transactions contemplated by the Plan or this Confirmation Order. The Secretary of each Debtor or Reorganized NII is authorized to certify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions otherwise would require the consent or approval of the stockholders or the boards of directors of any of the Debtors or Reorganized NII, this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders and directors of the appropriate Debtor or Reorganized NII.

G.	RELEASES AND INDEMNIFICATION.

               1. The releases and indemnification obligations contained in Section IV.D.2 of the Plan are approved in all respects.

               2. As further provided below, the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to Section IV.D.2 of the Plan are permanently enjoined.

               3. The provisions of Section IV.D.2 of the Plan shall not be binding upon or effective against the Securities and Exchange Commission, notwithstanding any other provisions of this Confirmation Order or the Plan.

H.	DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS.

               1. Discharge of Claims and Satisfaction and Termination of Interests.

                    a. Except as provided in the Plan or in this Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in this Confirmation Order, Confirmation shall, as of the Effective Date and immediately after cancellation of all Interests issued by or relating to either Debtor immediately prior to the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim based on such debt has accepted the Plan; and (ii) terminate all Interests and other rights of equity security holders in the Debtors.

                    b. In accordance with the foregoing, except as provided in the Plan or in this Confirmation Order, this Confirmation Order constitutes a judicial determination, as of the Effective Date and immediately after the cancellation of all Interests issued by or relating to either Debtor immediately prior to the Effective Date and the issuance of the New Common Stock, of a discharge of all Claims and other debts and liabilities against the Debtors and termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

               2. Injunctions.

                    a. Except as provided in the Plan or this Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized NII or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized NII or their respective property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized NII or their respective property; (iv) asserting a setoff (except to the extent inconsistent with treatment of Class 7 Creditors as provided elsewhere in the Plan) or right of subrogation of any kind against any debt, liability or obligation due to the Debtors or Reorganized NII; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                    b. As of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan are permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, (except to the extent inconsistent with the treatment of Class 7 Creditors as provided elsewhere in the Plan) or right of subrogation of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                    c. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Confirmation Order.

               3. Termination of Subordination Rights and Settlement of Related Claims and Controversies.

                    a. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan are discharged and terminated, and all actions related to the enforcement of such subordination rights are permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

                    b. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of this Confirmation Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, Reorganized NII and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

I.	PAYMENT OF STATUTORY FEES.

               On or before the Effective Date, the Debtors shall pay all fees payable pursuant to 28 U.S.C. § 1930 and shall continue to pay such fees as they come due after the Effective Date until a final decree is entered closing the Reorganization Cases in accordance with section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

J.	SUBSTANTIAL CONSUMMATION.

               The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur on the Effective Date.

K.	RETENTION OF JURISDICTION

               Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, the Court shall retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction over the matters set forth in Article XII of the Plan, which provisions are incorporated herein by reference.

L.	NOTICE OF ENTRY OF CONFIRMATION ORDER.

               1. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors or Reorganized NII are directed to serve a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Administrative Claims hereunder, substantially in the form of Exhibit D attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received notice of the Confirmation Hearing, no later than 15 Business Days after the Confirmation Date; provided, however, that the Debtors or Reorganized NII shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Interests as of the Confirmation Date.

Dated: October 28, 2002	/s/ Mary F. Walrath HONORABLE MARY F. WALRATH UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A */

REVISED THIRD AMENDED JOINT PLAN OF REORGANIZATION OF
NII HOLDINGS, INC. AND NII HOLDINGS (DELAWARE), INC.

     */ All Exhibits will be available for review during regular business hours at the Document Reviewing Centers, as that term is defined in the Plan.

EXHIBIT B */

MODIFICATIONS OF THE PLAN

     */ All Exhibits will be available for review during regular business hours at the Document Reviewing Centers, as that term is defined in the Plan.

EXHIBIT C */

REJECTION BAR DATE NOTICE

     */All Exhibits will be available for review during regular business hours at the Document Reviewing Centers, as that term is defined in the Plan.

EXHIBIT D */

CONFIRMATION NOTICE

     */All Exhibits will be available for review during regular business hours at the Document Reviewing Centers, as that term is defined in the Plan.